Exhibit 99.1

JMP Group Reports Fourth Quarter and Fiscal Year 2019 Financial Results

SAN FRANCISCO--(BUSINESS WIRE)--February 19, 2020--JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, reported financial results today for the quarter and full fiscal year ended December 31, 2019.

A summary of JMP Group’s operating results for the quarter and year ended December 31, 2019, and for comparable prior periods, is set forth below.

	Quarter Ended			Year Ended
(in thousands, except per share amounts)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Total net revenues	$23,822	$21,024	$31,698	$100,081	$136,424

Net income/(loss) attributable to JMP Group	($6,445)	($4,061)	($203)	($6,549)	($2,187)
Net income/(loss) attributable to JMP Group per share	($0.33)	($0.21)	($0.01)	($0.32)	($0.10)

Operating net income/(loss)	$140	($1,963)	$2,525	($851)	$6,018
Operating net income/(loss) per share	$0.01	($0.10)	$0.12	($0.04)	$0.28

Book value per share	$3.16	$3.72	$3.93	$3.16	$3.93
Adjusted book value per share	$3.96	$4.51	$4.98	$3.96	$4.98

For more information about operating net income, including a reconciliation to net income, and adjusted book value per share, including a reconciliation to book value per share, see the section below titled “Non-GAAP Financial Measures.”

“Our fourth-quarter operating results improved materially, due to our strongest investment banking performance of the year, a recovery in asset management earnings, and good cash returns on our invested capital,” said Chairman and Chief Executive Officer Joe Jolson. “We reported operating EPS of $0.01, after an operating loss of $0.10 per share for the prior quarter.

“We are optimistic that the positive momentum in our investment banking business will continue in 2020. We expect our capital markets activity to rebound after a substandard 2019, and we expect to successfully execute on a record backlog of engaged advisory assignments. For the fourth quarter, capital markets revenues—which include institutional brokerage revenues—increased 43% year over year to $19.0 million, and the trend has continued thus far into the first quarter. Strategic advisory revenues for the fourth quarter declined 39% year over year to $6.3 million, primarily as a result of one large fee earned late in 2018. On the whole, advisory revenues for 2019 were disappointing, as we closed fewer engaged transactions by year-end than we had anticipated. However, most of these transactions continue to progress toward a close in the first half of 2020, and new mandates over the past six months have boosted our pipeline by nearly 70% when compared to January 2019, boding well for the revenue outlook in the second half of this year.

“Our asset management business narrowed its operating loss in 2019 and, including the fee-based revenues from Medalist Partners Corporate Finance recognized as investment income, would have been profitable for the year. At December 31, client assets under management were $533 million. Our interest in Medalist, formerly known as JMP Credit Advisors, is no longer reported in this number. Medalist just priced its sixth CLO of $300 million, increasing its managed assets to roughly $1.5 billion, which could drive an increase of more than 25% in our earnings from our credit business this year. All together, we expect our combined asset management business to return to historical levels of profitability in 2020.

“Our return on invested capital for the fourth quarter was 12.8% on an annualized basis, more than covering our corporate costs and contributing $0.08 to operating EPS. During the quarter, we had $58 million invested in the equity of three of our CLOs, which are now managed by Medalist. Cash distributions to us have been above forecast, but macro changes in interest rates and fears of a slowing economy led to a sharp selloff in broadly syndicated loans during the second half of 2019 and resulted in a non-cash valuation hit at year-end that was reflected in our GAAP results. Nevertheless, we expect cash distributions to remain strong this year, barring an actual downturn in the economy, and we could recover the valuation adjustment over time through improved earnings. Another $10 million of our capital is invested in Workspace Property Trust, which continues to improve net operating income by reducing its vacancy rates and increasing its average rents, even as it has successfully extended the duration of its office leases.

“Lastly, we are planning to change the way we return capital to shareholders. We plan to suspend our quarterly dividend and intend to file a tender offer for up to three million of our shares, equal to roughly 15% of our total outstanding shares. While repurchasing shares will reduce shareholders’ equity initially, we will save more than $3 million per year from the change in dividend policy and expect to be solidly profitable in 2020, which will combine to help rebuild our equity base over time. Since going public in 2007, we have consistently returned more than 100% of our operating earnings to shareholders through cash dividends and buybacks.

“We look forward to updating everyone further in late April, when we report our first-quarter results.”

Segment Results of Operations

A summary of JMP Group’s operating net income per share by segment for the quarter and year ended December 31, 2019, and for comparable prior periods, is set forth below.

	Quarter Ended			Year Ended
($ as shown)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019		Dec. 31, 2018

Broker-dealer	($0.10)	($0.06)	$0.08	($0.24)		$0.37

Asset management:
Asset management fee income	0.03	(0.01)	0.01	(0.02)		(0.03)
Investment income	0.11	0.05	0.14	0.48	(1)	0.34
Total asset management	0.14	0.03	0.14	0.46		0.31

Corporate costs	(0.03)	(0.08)	(0.11)	(0.26)		(0.41)

Operating EPS (diluted)	$0.01	($0.10)	$0.12	($0.04)		$0.28
(1)	Includes a gain of $0.08 per share on the sale of a controlling interest in JMP Credit Advisors LLC to Medalist Partners LP.
Note: Due to rounding, numbers in columns above may not sum to totals presented.

For more information about operating net income, including a reconciliation to net income, see the section below titled “Non-GAAP Financial Measures.”

Composition of Revenues

Investment Banking

Investment banking revenues were $20.9 million, an increase of 17.3% from $17.8 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, investment banking revenues were $65.7 million, a decrease of 25.4% from $88.1 million for the year ended December 31, 2018.

A summary of the company’s investment banking revenues and transaction counts for the quarter and year ended December 31, 2019, and for comparable prior periods, is set forth below.

	Quarter Ended						Year Ended
	Dec. 31, 2019		Sept. 30, 2019		Dec. 31, 2018		Dec. 31, 2019		Dec. 31, 2018
($ in thousands)	Count	Revenues	Count	Revenues	Count	Revenues	Count	Revenues	Count	Revenues
Equity and debt origination	19	$14,557	17	$8,561	17	$7,383	78	$42,236	90	$54,660
Strategic advisory and private placements	3	6,316	6	6,667	5	10,405	18	23,480	22	33,447
Total	22	$20,873	23	$15,228	22	$17,788	96	$65,716	112	$88,107

Brokerage

Net brokerage revenues were $4.5 million, a decrease of 24.6% from $5.9 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, net brokerage revenues were $17.6 million, a decrease of 14.9% from $20.7 million for the year ended December 31, 2018.

Total capital markets revenues, which consist of net brokerage revenues produced by the institutional equities division in addition to equity and debt origination revenues generated by the investment banking division, were $19.0 million and $59.9 million for the quarter and year ended December 31, 2019, respectively, compared to $13.3 million and $75.4 million for the quarter and year ended December 31, 2018, respectively.

Asset Management

Asset management fees were $1.7 million, a decrease of 52.2% from $3.6 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, asset management fees were $7.4 million, a decrease of 61.2% from $19.1 million for the year ended December 31, 2018. The decrease is primarily due to the sale of the Harvest Small Cap Partners hedge fund strategy at year-end 2018. For the quarter and year ended December 31, 2018, the fund strategy contributed $1.6 million and $11.7 million, respectively, to asset management fees. While the sale resulted in a considerable loss of asset management revenue, it was structured to have an approximately neutral effect on the company’s operating net income, as JMP Group continues to share in the fund strategy’s revenues, now recognized as other income, and no longer incurs any related compensation expense.

A summary of the company’s client assets under management for the quarter ended December 31, 2019, and for comparable prior periods, is set forth below.

(in millions)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018
Harvest Capital Strategies, JMP Asset Management and HCAP Advisors	$533	$554	$921
JMP Credit Advisors (1)	-	-	1,245
Client assets under management	533	554	2,166
Assets under management by sponsored funds (2)	5,381	5,241	3,449
Client assets under management, including sponsored funds	$5,914	$5,795	$5,615
(1)

As announced on March 20, 2019, JMP Group sold a 50.1% equity interest in JMP Credit Advisors LLC to Medalist Partners LP and a 4.9% interest to employees of JMP Credit Advisors. Consequently, assets managed by Medalist Partners Corporate Finance, the former JMP Credit Advisors, have been included among sponsored funds since the quarter ended March 31, 2019.

(2)	Funds managed by third-party asset managers in which JMP Group owns an economic interest.

Principal Transactions

Principal transactions generated a net loss of $5.0 million, compared to a net loss of $0.8 million for the quarter ended December 31, 2018. The difference is in large part due to the impairment of CLO equity owned by JMP Group. A reduction in the net present value of forecasted cash flows through the end of the expected life of the CLOs required an impairment charge in the amount of $4.2 million for the quarter ended December 31, 2019.

For the year ended December 31, 2019, principal transactions generated a net gain of $1.3 million, compared to a net loss of $2.3 million for the year ended December 31, 2018. In addition to the effect of the aforementioned impairment charge, the difference for the year is primarily due to a gain of $3.4 million on the sale of a majority interest in JMP Credit Advisors in March 2019, in addition to a gain of $0.2 million on JMP Group’s investment in Workspace Property Trust for the quarter ended March 31, 2019, compared to a loss of $2.0 million on the investment for the quarter ended March 31, 2018, due to costs associated with a failed initial public offering.

Net Interest Income

Net interest income was $0.6 million, a decrease of 88.2% from $5.0 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, net interest income was $5.3 million, a decrease of 68.5% from $16.9 million for the year ended December 31, 2018. The difference is primarily due to a change in the recognition of income from investments in collateralized loan obligations following the sale of a majority interest in JMP Credit Advisors to Medalist Partners in March 2019.

Provision for Loan Losses

No loan loss provision was recorded for the quarter ended December 31, 2019. For the quarter ended December 31, 2018, before JMP Group deconsolidated all collateralized loan obligations from the company’s financial statements with the sale of a majority interest in JMP Credit Advisors to Medalist Partners in March 2019, the net loan loss provision was $0.9 million.

Expenses

Compensation and Benefits

Compensation and benefits expense was $22.6 million, compared to $21.3 million for the quarter ended December 31, 2018. As a percentage of net revenues, compensation and benefits expense was 95.0%, compared to 67.2% for the quarter ended December 31, 2018. With regard to annually awarded compensation, a non-GAAP measure that adjusts compensation expense related to share-based awards and deferred compensation, compensation and benefits expense was 87.1% of net revenues, compared to 67.5% for the quarter ended December 31, 2018.

For the year ended December 31, 2019, compensation and benefits expense was $77.3 million, compared to $97.4 million for the year ended December 31, 2018. As a percentage of net revenues, compensation and benefits expense was 77.3%, compared to 71.4% for the year ended December 31, 2018. With regard to annually awarded compensation, compensation and benefits expense was 73.2% of net revenues, compared to 71.2% for the year ended December 31, 2018.

For more information about compensation ratios, see the section below titled “Non-GAAP Financial Measures.”

Non-Compensation Expense

Non-compensation expense was $8.5 million and $36.2 million for the quarter and year ended December 31, 2019, respectively, compared to $8.5 million and $39.1 million for the quarter and year ended December 31, 2018, respectively.

Personnel

At December 31, 2019, the company had 209 full-time employees, compared to 208 at September 30, 2019, and 228 at December 31, 2018.

Other Corporate Actions

The company did not repurchase any outstanding common shares during the quarter ended December 31, 2019. The company is suspending its quarterly dividend. The Company is announcing through a separate press release today its intention to file a tender offer for up to three million of its common shares, equal to approximately 15% of the company’s total outstanding capital stock.

Certain Information Regarding the Tender Offer

The tender offer described in this press release has not yet commenced. The information in this press release describing JMP Group’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares in the tender offer. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by JMP Group. The tender offer will only be made pursuant to the offer to purchase, the letter of transmittal and related materials filed as a part of the Schedule TO. Shareholders should read the offer to purchase and the related materials carefully because they contain important information, including the various terms and conditions of the tender offer. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the Schedule TO, the offer to purchase and other documents that JMP Group will be filing with the SEC from the SEC’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by calling (800) 622-1569 (toll free). Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 622-1569 or may email D.F. King & Co., Inc. at jmp@dfking.com.

Non-GAAP Financial Measures

In addition to the GAAP financial results presented in this press release, JMP Group presents the non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance. Furthermore, company management believes that this presentation enables a more meaningful comparison of JMP Group’s financial performance across various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that JMP Group generally expects to continue to recognize. The adjustment of these non-GAAP items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, both GAAP measures of JMP Group’s financial performance and the respective non-GAAP measures should be considered together. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Compensation Ratio

A compensation ratio expresses compensation expense as a percentage of net revenues in a given period. As presented by JMP Group, an adjusted compensation ratio is a non-GAAP financial measure that utilizes adjusted compensation and benefits expense as the numerator. This adjusted ratio excludes certain compensation-related expenses that are or are not recognized under GAAP. In particular, the adjusted compensation ratio reverses compensation expense and unrealized mark-to-market gains or losses related to share-based awards and deferred compensation (so that the compensation expenses used in the numerator correspond to the adjusted net revenues generated in the periods presented).

A statement of JMP Group’s compensation ratio for the quarter and year ended December 31, 2019, and for comparable prior periods, is set forth below.

	Quarter Ended			Year Ended
($ in thousands)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Total net revenues	$23,822	$21,024	$31,698	$100,081	$136,424

Compensation and benefits	$22,641	$17,506	$21,289	$77,314	$97,359
Subtract/(add back):
Share-based awards and deferred compensation	1,895	753	(122)	4,079	167
Adjusted compensation and benefits	$20,746	$16,753	$21,411	$73,235	$97,192

Ratio of compensation expense to net revenues	95.0%	83.3%	67.2%	77.3%	71.4%
Ratio of adjusted compensation expense to net revenues	87.1%	79.7%	67.5%	73.2%	71.2%

Operating Net Income

Operating net income is a non-GAAP financial measure that (i) reverses compensation expense related to share-based awards and deferred compensation, (ii) reverses the general loan loss provision taken with regard to certain CLOs, (iii) excludes the impact of the early retirement of debt issued by JMP Group and a CLO, (iv) excludes transaction costs related to a CLO, (v) excludes amortization expense related to a CLO, (vi) reverses unrealized gains or losses related to real estate investment properties, (vii) reverses net unrealized gains and losses on strategic equity investments and warrants, and (viii) assumes an effective tax rate. In particular, operating net income adjusts for:

  the grant of RSUs and options;
  net deferred compensation, which consists of (a) deferred compensation awarded in a given period but recognized as a GAAP expense over the subsequent three years, less (b) GAAP expense recognized in a given period but already reflected in the operating income of a prior period; the purpose of this adjustment is to fully reflect compensation awarded in a given year, notwithstanding the timing of GAAP expense;
  the non-specific loss provision recorded with regard to loans held by collateralized loan obligations and loans held for investment, which is required by GAAP, prior to the quarter ended March 31, 2019;
  the impairment of CLO equity recorded among principal transactions, as the company believes that the forecasted reduction in future cash flows will be mitigated by a change in the interest rate environment and that distributions will be larger than currently projected;
  one-time expenses associated with the redemption of debt underlying JMP Credit Advisors CLO III (in the first quarter of 2018), the redemption of senior notes due 2023 (in the third quarter of 2018 and the third quarter of 2019), and the resulting acceleration of the amortization of remaining capitalized issuance costs;
  one-time transaction costs related to the refinancing of notes issued by JMP Credit Advisors CLO III;
  amortization expense related to an intangible asset resulting from the repurchase of a portion of the management fees from JMP Credit Advisors CLO III;
  unrealized gains or losses on commercial real estate investments, adjusted for non-cash expenditures, including depreciation and amortization;
  unrealized mark-to-market gains or losses on the company’s strategic equity investments as well as certain warrant positions; and
  as of January 1, 2019, a combined federal, state and local income tax rate of 26% at the consolidated taxable parent company, JMP Group, while, prior to January 1, 2019, a combined federal, state and local income tax rate of 26% at the taxable direct subsidiary of JMP Group and a tax rate of 0% at the company’s other direct subsidiary, which was a “pass-through entity” for tax purposes.

A reconciliation of JMP Group’s net income to its operating net income for the quarter and year ended December 31, 2019, and for comparable prior periods is set forth below.

	Quarter Ended			Year Ended
(in thousands, except per share amounts)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Net income/(loss) attributable to JMP Group	($6,445)	($4,061)	($203)	($6,549)	($2,187)

Add back/(subtract):
Income tax expense/(benefit)	(988)	(1,220)	1,313	(6,827)	1,167
Income/(loss) before taxes	(7,433)	(5,281)	1,110	(13,376)	(1,020)

Add back/(subtract):
Share-based awards and deferred compensation	1,895	753	(122)	4,079	167
General loan loss provision/(reversal) – collateralized loan obligations	-	-	530	-	2,878
Impairment of CLO equity	4,204	-	-	4,204	-
Early retirement of debt	-	625	-	625	1,488
Restructuring costs – CLO portfolios	-	-	-	-	54
Amortization of intangible asset – CLO III	-	-	69	277	276
Unrealized (gain)/loss – real estate-related depreciation and amortization	354	647	369	1,779	2,233
Unrealized mark-to-market (gain)/loss – strategic equity investments and warrants	1,169	604	837	1,262	853
Operating income/(loss) before taxes	189	(2,652)	2,793	(1,150)	6,929

Income tax expense/(benefit)	49	(689)	268	(299)	911
Operating net income/(loss)	$140	($1,963)	$2,525	($851)	$6,018

Operating net income/(loss) per share:
Basic	$0.01	($0.10)	$0.12	($0.04)	$0.28
Diluted (1)	$0.01	($0.10)	$0.12	($0.04)	$0.28

Weighted average shares outstanding:
Basic	19,402	19,324	21,326	20,189	21,490
Diluted (1)	19,661	19,582	21,614	20,323	21,701
(1)

On a GAAP basis, the weighted average number of diluted shares outstanding for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, and for the years ended December 31, 2019, and December 31, 2018, was 19,401,844, 19,324,427, 21,326,473, 20,188,887 and 21,490,277, respectively, equivalent to the weighted average number of basic shares outstanding, due to the company’s net loss for those periods. Under GAAP, in a period of net loss, dilutive securities are disregarded in the calculation of earnings per share.

Book Value per Share

At December 31, 2019, JMP Group’s book value per share was $3.16. Adding back accumulated depreciation and amortization expense related to commercial real estate investments that is recognized by JMP Group as a result of equity method accounting reflects the reversal of that expense in the calculation of operating net income. Starting with the quarter ended March 31, 2019, the add-back includes a tax provision related to the expense reversed in that period, due to the company’s election to be taxed as a C corporation as of January 1, 2019. Likewise, adding back the accumulated general loan loss provision related to collateralized loan obligations reflects the reversal of that provision in the calculation of operating net income, an adjustment not made subsequent to the sale of a majority interest in JMP Credit Advisors in March 2019. As a result, adjusted book value per share was $3.96 for the quarter ended December 31, 2019, as set forth below.

(in thousands, except per share amounts)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018

Shareholders' equity	$61,688	$71,849	$83,707

Accumulated unrealized loss – real estate-related depreciation and amortization	$15,500	$15,238	$14,184
Accumulated general loan loss provision – collateralized loan obligations	-	-	8,337
Adjusted shareholders' equity	$77,188	$87,087	$106,227

Book value per share	$3.16	$3.72	$3.93
Adjusted book value per share	$3.96	$4.51	$4.98

Basic shares outstanding	19,509	19,324	21,320

Quarterly operating ROE (1)	0.8%	(10.7%)	11.8%
LTM operating ROE (1)	(1.1%)	1.9%	6.7%

Quarterly adjusted operating ROE (1)	0.7%	(8.9%)	9.4%
LTM adjusted operating ROE (1)	(0.9%)	1.6%	5.5%
(1)

Operating return on equity (ROE) equals operating net income divided by average shareholders’ equity. Adjusted operating ROE equals operating net income divided by average adjusted shareholders’ equity. For more information about operating net income, including a reconciliation to net income attributable to JMP Group, see the section above titled “Operating Net Income.”

Conference Call

JMP Group will not hold a conference call in connection with the release of the company’s financial results.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of its business, JMP Group’s quarterly revenues and net income may fluctuate materially depending on many factors, including: the size and number of investment banking transactions on which it advises; the timing of the completion of those transactions; the size and number of securities trades which it executes for brokerage customers; the performance of its asset management funds and inflows and outflows of assets under management; gains or losses stemming from sales of or prepayments on, or losses stemming from defaults on, loans underlying the company’s collateralized loan obligations; and the effect of the overall condition of the securities markets and economy as a whole. Accordingly, revenues and net income in any particular quarter may not be indicative of future results. Furthermore, JMP Group’s compensation expense is generally based upon revenues and can fluctuate materially in any quarter, depending upon the amount and sorts of revenue recognized as well as other factors. The amount of compensation and benefits expense recognized in a particular quarter may not be indicative of such expense in any future period. As a result, the company suggests that its annual results may be the most meaningful gauge for investors in evaluating the performance of its business.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect JMP Group’s current expectations or forecasts about future events, including beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to JMP Group, may identify forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission on March 28, 2019, as well as in the similarly captioned sections of other periodic reports filed by the company under the Exchange Act. The Form 10-K for the year ended December 31, 2018, and all other periodic reports are available on JMP Group’s website at www.jmpg.com and on the SEC’s website at www.sec.gov. Any forward-looking statements contained in this press release speak only as of the date hereof. Unless required by law, JMP Group undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Disclosure Information

JMP Group uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s website in addition to its press releases, SEC filings, and webcasts.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

JMP GROUP LLC
Consolidated Statements of Financial Condition
(Unaudited)
(in thousands)	Dec. 31, 2019	Dec. 31, 2018

Assets

Cash and cash equivalents	$49,630	$70,927
Restricted cash and deposits	1,287	61,881
Marketable securities owned	73,101	18,874
Other investments	35,309	16,124
Loans held for investment, net of allowance for loan losses	1,210	29,608
Loans collateralizing asset-backed securities issued, net of allowance for loan losses	-	1,161,463
Other assets	64,445	32,365
Total assets	$224,982	$1,391,242

Liabilities and Shareholders' Equity

Liabilities:
Marketable securities sold, but not yet purchased	$3,855	$4,626
Accrued compensation	30,253	41,609
Bond payable, net of issuance costs	82,584	83,497
Note payable	6,812	829
Asset-backed securities issued, net of issuance costs	-	1,112,342
CLO warehouse facility	-	22,500
Other liabilities	40,117	28,633
Total liabilities	163,621	1,294,036

Shareholders' Equity:
Total JMP Group LLC shareholders' equity	61,688	83,707
Non-redeemable non-controlling interest	(327)	13,499
Total equity	61,361	97,206
Total liabilities and shareholders' equity	$224,982	$1,391,242

JMP GROUP LLC
Consolidated Statements of Operations
(Unaudited)
	Quarter Ended		Year Ended
(in thousands, except per share amounts)	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Revenues:
Investment banking	$20,873	$17,788	$65,716	$88,107
Brokerage	4,468	5,923	17,628	20,710
Asset management fees	1,742	3,643	7,427	19,148
Principal transactions	(5,027)	(820)	1,344	(2,287)
Gain/(loss) on sale and payoff of loans	-	356	(38)	(532)
Net dividend income	316	346	1,184	1,281
Other income	856	351	2,373	1,017
Non-interest revenues	23,228	27,587	95,634	127,444

Interest income	2,410	19,463	21,801	66,494
Interest expense	(1,816)	(14,427)	(16,458)	(49,552)
Net interest income	594	5,036	5,343	16,942

Gain/(loss) on repurchase or early retirement of debt	-	-	(458)	(2,838)
Provision for loan losses	-	(925)	(438)	(5,124)
Total net revenues	23,822	31,698	100,081	136,424

Non-interest expenses:
Compensation and benefits	22,641	21,289	77,314	97,359
Administration	2,409	1,658	9,387	8,904
Brokerage, clearing and exchange fees	655	724	2,706	3,097
Travel and business development	1,609	1,594	5,240	4,830
Managed deal expenses	584	321	3,136	4,849
Communications and technology	1,149	958	4,390	4,107
Occupancy	1,201	1,338	5,229	4,770
Professional fees	846	1,131	4,359	5,446
Depreciation	288	288	1,203	1,124
Other	(200)	462	500	1,994
Total non-interest expense	31,182	29,763	113,464	136,480

Net income/(loss) before income tax	(7,360)	1,935	(13,383)	(56)
Income tax expense/(benefit)	(988)	1,313	(6,827)	1,167
Net income/(loss)	(6,372)	622	(6,556)	(1,223)
Less: Net income/(loss) attributable to non-redeemable non-controlling interest	73	825	(7)	964
Net income/(loss) attributable to JMP Group	($6,445)	($203)	($6,549)	($2,187)

Net income/(loss) attributable to JMP Group per share:
Basic	($0.33)	($0.01)	($0.32)	($0.10)
Diluted	($0.33)	($0.01)	($0.32)	($0.10)

Weighted average common shares outstanding:
Basic	19,402	21,326	20,189	21,490
Diluted	19,402	21,326	20,189	21,490

Contacts

Investor Relations Contact
JMP Group LLC

Andrew Palmer
(415) 835-8978
apalmer@jmpg.com

Media Relations Contacts
Dukas Linden Public Relations, Inc.

Zach Leibowitz
(646) 722-6528
zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com